SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No.             )(1)
                                        -------------

                        DIAMOND ENTERTAINMENT CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   252587-40-7
                                 (CUSIP Number)

                                  June 3, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]        Rule 13d-1(b)

   [X]        Rule 13d-1(c)

   [_]        Rule 13d-1(d)

---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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         CUSIP NO. 252587-40-7                        PAGE 2 OF 5 PAGES
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1.       NAMES OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                               Jeffrey I. Schillen
                                  ###-##-####

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [_]
                                                                    (b)   [X]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                                Jeffrey I. Schillen - United States of America
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                           5.   SOLE VOTING POWER                   7,241,500
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER                         0
  EACH REPORTING PERSON    -----------------------------------------------------
          WITH             7.   SOLE DISPOSITIVE POWER              7,241,500
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER                    0
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Beneficial ownership of 7,241,500 shares held by the Reporting Person.

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                          [_]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               11.87%

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12.      TYPE OF REPORTING PERSON*

                                IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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         CUSIP NO. 252587-40-7                        PAGE 3 OF 5 PAGES
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ITEM 1(a).    NAME OF ISSUER:

                       Diamond Entertainment Corporation
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ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                       16200 Carmenita Road, Cerritos, California 90703
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ITEM 2(a).    NAME OF PERSON FILING:

                       Jeffrey I. Schillen
              ------------------------------------------------------------------

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                       16200 Carmenita Road, Cerritos, California 90703
              ------------------------------------------------------------------

ITEM 2(c).    CITIZENSHIP.

                       United States of America
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ITEM 2(d).    TITLE OF CLASS OF SECURITIES.

                       Common Stock, No Par Value
              ------------------------------------------------------------------

ITEM 2(e).    CUSIP NUMBER.

                       252587-40-7
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)  [_]  Broker or dealer registered under Section 15 of the
                        Exchange Act.
              (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
              (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
              (d)  [_]  Investment company registered under Section 8 of the
                        Investment Company Act.
              (e)  [_]  An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);
              (f)  [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
              (g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
              (h)  [_]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;
              (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
              (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c),
              check this box.                                             [X]

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         CUSIP NO. 252587-40-7                        PAGE 4 OF 5 PAGES
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ITEM 4.    OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                           7,241,500
                  --------------------------------------------------------------

         (b)      Percent of class:

                           11.87%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote   7,241,500
                                                                ---------------,

                  (ii)  Shared power to vote or to direct the vote         0
                                                                  -------------,

                  (iii) Sole power to dispose or to direct the
                        disposition of                             7,241,500
                                      -----------------------------------------,

                  (iv)  Shared power to dispose or to direct the
                        disposition of                                     0
                                      -----------------------------------------,

         INSTRUCTION:   For computations regarding securities which represent a
right to acquire an underlying security SEE Rule 13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                                 Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                 Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

                                 Not Applicable.

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         CUSIP NO. 252587-40-7                        PAGE 5 OF 5 PAGES
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ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        June 3, 1999
                                             ----------------------------------
                                                           (Date)

                                             /s/ Jeffrey I. Schillen
                                             ----------------------------------
                                                        (Signature)

                                             Jeffrey I. Schillen,
                                             Minority Shareholder & Director
                                             ----------------------------------
                                             (Name/Title)